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                                                                   EXHIBIT 99.1



Contact:   Joseph C. Hutts
           Chief Executive Officer
              or
           John K. Crawford
           Chief Financial Officer
           (615) 665-9066

                     PHYCOR RECEIVES $100 MILLION INVESTMENT
                              FROM WARBURG, PINCUS

Nashville, Tennessee (September 3, 1999) - PhyCor, Inc. (Nasdaq/NM:PHYC) announced today that it has received proceeds from its previously announced agreement providing for a strategic investment in the Company of up to $200 million by funds managed by E. M. Warburg, Pincus & Co., LLC (Warburg, Pincus). The agreement provides for two separate series of zero coupon convertible subordinated notes, each resulting in gross proceeds to PhyCor of $100 million. The first of these series was issued today, with the second series to be issued after receiving required shareholder approval and satisfaction of other customary conditions. Both series of notes are non-voting, have a 6.75% yield, are convertible at the option of the holder into approximately 15.0 million shares of PhyCor common stock -- an initial conversion price of $6.67, and have a 15-year maturity with an investor option to put the notes to PhyCor at the end of 10 years. The Company will use the proceeds from the first series, net of issuance costs, to repay indebtedness currently outstanding under the Company's credit facility. The proceeds from the second series are expected to fund the Company's securities repurchase program and further reductions in indebtedness outstanding under the Company's credit facility.

         PhyCor, Inc., headquartered in Nashville, Tennessee, is a medical network management company that operates multi-specialty groups, manages independent practice associations (IPA), and provides health care decision support services to consumers. Excluding previously announced pending asset sales, the Company operates 48 medical groups with 3,076 physicians in 24 states, manages IPAs with approximately 24,400 physicians in 33 markets, and, through CareWise, Inc., provides healthcare decision support services to approximately 3.5 million consumers worldwide.

     For additional information about the Company, visit PhyCor's web site:
                              http://www.phycor.com
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